Supplement dated November 18, 2005 to prospectus supplement dated September 29, 2005 (to prospectus dated July 25, 2005)

$596,668,088

(Approximate)

CWALT, INC.

Depositor

[LOGO]

HOME LOANS

Seller

Countrywide Home Loans Servicing LP

Master Servicer

Alternative Loan Trust 2005-J11

Issuer

Mortgage Pass-Through Certificates, Series 2005-J11

Distributions payable monthly, beginning October 25, 2005

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated September 29, 2005.

The Prospectus Supplement is hereby amended as follows:

The first sentence of the sixth bullet point under “Risk Factors—Your Yield Will Be Affected By Prepayments” shall be deleted in its entirety and replaced with the following:

Approximately 11.84%, 4.66%, 9.37%, 3.29%, 2.58% and 34.89% of the statistical mortgage loans in loan group 1, loan group 2, loan group 3, loan group 4, loan group 5 and loan group 6, respectively, by aggregate stated principal balance of the statistical mortgage loans in that loan group as of the statistical calculation date, require (and certain of the other mortgage loans may require) the mortgagor to pay a charge if the mortgagor prepays the mortgage loan during periods ranging from six months to five years after the mortgage loan was originated.

The fifth paragraph under “The Mortgage Pool—General” shall be deleted in its entirety and replaced with the following:

Although the aggregate stated principal balance of the statistical mortgage loans as of the statistical calculation date is $603,260,100, it is expected that the final pool of mortgage loans, including any Supplemental Mortgage Loans, will have an aggregate stated principal balance of approximately $603,305,122 as of their respective cut-off dates. These Mortgage Loans have been divided into seven groups of mortgage loans — loan group 1, which had a principal balance as of the statistical calculation date of approximately $359,361,434, loan group 2, which had a principal balance as of the statistical calculation date of approximately $65,370,048, loan group 3, which had a principal balance as of the statistical calculation date of approximately $45,677,265, loan group 4, which had a principal balance as of the statistical calculation date of approximately $21,311,717, loan group 5, which had a principal balance as of the statistical calculation date of approximately $40,405,174, loan group 6, which had a principal balance as of the statistical calculation date of approximately $39,945,564 and loan group 7, which had a principal balance as of the statistical calculation date of approximately $31,233,920.

The second sentence of the eighth paragraph under “The Mortgage Pool—General” shall be deleted in its entirety and replaced with the following:

Except for approximately 11.84%, 4.66%, 9.37%, 3.29%, 2.58% and 34.89% of the statistical mortgage loans in loan group 1, loan group 2, loan group 3, loan group 4, loan group 5 and loan group 6, respectively, by aggregate Stated Principal Balance of the statistical mortgage loans in that loan group as of the statistical calculation date, the mortgagors may prepay their mortgage loans at any time without charges.

The ninth paragraph under “The Mortgage Pool—General” shall be deleted in its entirety and replaced with the following:

The earliest date of origination and the earliest and latest stated maturity date of any statistical mortgage loan in each loan group is as follows:

	Earliest Origination	Earliest Stated Maturity	Latest Stated Maturity
Loan Group 1	April 8, 2004	August 1, 2030	October 1, 2035
Loan Group 2	March 23, 2000	September 1, 2033	September 1, 2035
Loan Group 3	October 9, 2003	November 1, 2024	September 1, 2035
Loan Group 4	May 28, 2003	January 1, 2015	October 1, 2020
Loan Group 5	October 11, 2002	November 1, 2017	October 1, 2020
Loan Group 6	January 11, 1999	July 1, 2022	August 1, 2032
Loan Group 7	September 4, 2001	December 1, 2011	May 1, 2017

The eighth sentence in the thirteenth paragraph under “The Mortgage Pool—General” shall be deleted in its entirety and replaced with the following:

With respect to 0.42% of the statistical mortgage loans in loan group 1, 3.08% statistical mortgage loans in loan group 3 and 1.28% statistical mortgage loans in loan group 6 that will be identified on the mortgage loan schedule, the lender (rather than the borrower) acquired the primary mortgage guaranty insurance and charged the related borrower an interest premium.

The entire section “Loan Group 6” under “The Mortgage Pool” shall be deleted in its entirety and replaced with the following:

Loan Group 6

Mortgage Rates(1)

Range of Mortgage Rates %)	Aggregate Principal Balance Outstanding	Number of Statistical Mortgage Loans	Percent of Statistical mortgage loans in Loan Group 6	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
6.501 - 7.000	$26,164,497	65	65.57%	$ 402,531	6.876%	309	728	71.30%
7.001 - 7.500	10,349,664	28	25.94	369,631	7.257	309	720	72.90
7.501 - 8.000	2,140,617	7	5.36	305,802	7.770	302	703	78.10
8.001 - 8.500	929,916	3	2.33	309,972	8.267	260	724	79.40
8.501 - 9.000	315,847	2	0.79	157,923	8.872	307	695	84.90
Total	$39,900,541	105	100.00%	$ 380,005	7.071%	307	725	72.40%

__________

(1)          The lender acquired mortgage insurance mortgage loans are shown in this table at the mortgage rates inclusive of the interest premium charge by the related lenders. As of the statistical calculation date, the weighted average mortgage rate of the statistical mortgage loans in loan group 6 (net of such premiums) was approximately 7.067% per annum. Without the adjustment, the weighted average mortgage rate of the statistical mortgage loans in loan group 6 was approximately 7.071% per annum.

Current Mortgage Loan Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($	Aggregate Principal Balance Outstanding	Number of Statistical Mortgage Loans	Percent of Statistical mortgage loans in Loan Group 6	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0.01 - 50,000.00	$ 47,116	1	0.12%	$ 47,116	7.000%	260	781	69.70%
50,000.01 - 100,000.00	79,602	1	0.20	79,602	7.250	281	694	80.00
150,000.01 - 200,000.00	832,030	5	2.09	166,406	8.220	304	697	86.40
250,000.01 - 300,000.00	1,144,960	4	2.87	286,240	7.191	280	738	73.80
300,000.01 - 350,000.00	13,117,792	40	32.88	327,945	7.107	310	724	76.30
350,000.01 - 400,000.00	9,249,316	25	23.18	369,973	6.964	310	715	72.20
400,000.01 - 450,000.00	2,898,389	7	7.26	414,056	7.238	286	718	67.80
450,000.01 - 500,000.00	3,351,144	7	8.40	478,735	7.072	314	738	69.20
500,000.01 - 550,000.00	3,148,521	6	7.89	524,754	6.918	318	724	66.20
550,000.01 - 600,000.00	2,885,165	5	7.23	577,033	7.098	294	721	72.40
600,000.01 - 650,000.00	1,223,709	2	3.07	611,855	6.938	313	749	69.10
750,000.01 - 1,000,000.00	1,922,797	2	4.82	961,399	6.813	318	764	64.70
Total	$ 39,900,541	105	100.00%	$ 380,005	7.071%	307	725	72.40%

__________

(1)           As of the statistical calculation date, the average current mortgage loan principal balance of the statistical mortgage loans in loan group 6 was approximately $380,005.

FICO Credit Scores(1)

Range of FICO Credit Scores	Aggregate Principal Balance Outstanding	Number of Statistical Mortgage Loans	Percent of Statistical mortgage loans in Loan Group 6	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
601 - 620	$ 467,094	2	1.17%	$ 233,547	7.123%	311	611	93.40%
621 - 640	331,806	1	0.83	331,806	6.750	321	621	95.00
641 - 660	1,794,084	5	4.50	358,817	7.122	314	652	70.20
661 - 680	4,820,097	14	12.08	344,293	7.094	312	673	76.20
681 - 700	5,254,117	13	13.17	404,163	7.088	299	694	66.80
701 - 720	4,490,438	12	11.25	374,203	7.233	292	710	71.90
721 - 740	6,272,083	15	15.72	418,139	7.076	313	729	73.10
741 - 760	6,137,984	14	15.38	438,427	6.890	308	751	73.30
761 - 780	6,264,699	16	15.70	391,544	7.071	312	772	70.30
781 - 800	2,674,510	8	6.70	334,314	6.906	306	792	71.60
801 - 820	334,955	1	0.84	334,955	6.875	315	806	73.70
Unknown	1,058,675	4	2.65	264,669	7.692	308	0	76.50
Total	$39,900,541	105	100.00%	$ 380,005	7.071%	307	725	72.40%

(1)           As of the statistical calculation date, the weighted average FICO Credit Score (where available) of the mortgagors related to the statistical mortgage loans in loan group 6 was approximately 725.

Documentation Program for Mortgage Loans

Type of Program	Aggregate Principal Balance Outstanding	Number of Statistical Mortgage Loans	Percent of Statistical mortgage loans in Loan Group 6	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Full/Alternative	$ 27,420,449	68	68.72%	$ 403,242	7.002%	310	722	72.20%
Reduced	5,577,288	16	13.98	348,581	7.171	304	729	71.00
Preferred	3,702,173	12	9.28	308,514	7.038	307	749	75.80
No Ratio	929,551	3	2.33	309,850	8.340	265	690	83.80
Stated Income/Stated Asset	779,266	2	1.95	389,633	6.872	318	756	63.00
No Income/No Asset	717,574	2	1.80	358,787	7.513	306	697	62.50
Clues-Easy Doc	494,797	1	1.24	494,797	7.375	314	749	80.00
Streamline	279,443	1	0.70	279,443	7.000	201	713	76.30
Total	$ 39,900,541	105	100.00%	$ 380,005	7.071%	307	725	72.40%

Original Loan-to-Value Ratios(1)(2)(3)

Range of Original Loan-to-Value Ratios (%)	Aggregate Principal Balance Outstanding	Number of Statistical Mortgage Loans	Percent of Statistical mortgage loans in Loan Group 6	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0.01 - 50.00	$ 1,970,457	5	4.94%	$ 394,091	6.991%	311	716	45.20%
50.01 - 55.00	1,645,893	4	4.12	411,473	6.964	310	718	53.10
55.01 - 60.00	2,975,425	7	7.46	425,061	6.936	313	716	57.30
60.01 - 65.00	2,558,378	5	6.41	511,676	7.051	300	724	61.90
65.01 - 70.00	5,207,293	12	13.05	433,941	6.940	310	741	67.40
70.01 - 75.00	6,656,184	17	16.68	391,540	7.073	299	743	73.10
75.01 - 80.00	14,970,473	42	37.52	356,440	7.114	308	726	79.10
80.01 - 85.00	355,285	1	0.89	355,285	7.250	318	677	82.90
85.01 - 90.00	1,213,114	4	3.04	303,278	7.362	314	684	90.00
90.01 - 95.00	2,348,041	8	5.88	293,505	7.245	313	679	94.70
Total	$39,900,541	105	100.00%	$ 380,005	7.071%	307	725	72.40%

_________

(1)    As of the statistical calculation date, the weighted average original Loan-to-Value Ratio of the statistical mortgage loans in loan group 6 was approximately 72.40%.

(2)    Does not take into account any secondary financing on the statistical mortgage loans in loan group 6 that may exist at the time of origination.

(3) To the extent that the Loan-to-Value Ratio of any mortgage loan either is not determined by the closing date or exceeds 100%, that mortgage loan will not be included in the trust fund.

Geographic Distribution of Mortgaged Properties(1)

State	Aggregate Principal Balance Outstanding	Number of Statistical Mortgage Loans	Percent of Statistical mortgage loans in Loan Group 6	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Arizona	$ 1,416,092	3	3.55%	$ 472,031	6.939%	317	778	70.60%
California	14,241,864	39	35.69	365,176	7.006	310	722	70.40
Colorado	2,029,802	4	5.09	507,450	7.040	318	768	59.60
Connecticut	1,134,083	2	2.84	567,041	7.050	316	716	72.50
Florida	3,805,527	9	9.54	422,836	7.064	296	728	70.00
Georgia	2,379,054	6	5.96	396,509	7.149	316	736	72.40
Hawaii	432,334	1	1.08	432,334	8.375	208	705	75.00
Idaho	645,140	2	1.62	322,570	6.871	318	615	95.00
Illinois	910,868	2	2.28	455,434	6.829	316	741	77.80
Indiana	301,095	1	0.75	301,095	7.875	319	655	71.60
Maryland	153,880	1	0.39	153,880	9.000	311	702	94.60
Michigan	153,759	1	0.39	153,759	7.375	304	615	90.00
Minnesota	351,291	1	0.88	351,291	6.750	305	728	80.00
North Carolina	401,728	2	1.01	200,864	7.450	308	674	80.00
New Jersey	1,415,965	4	3.55	353,991	7.141	271	716	76.70
Nevada	859,519	3	2.15	286,506	7.860	300	737	82.70
New York	1,700,873	4	4.26	425,218	7.124	318	717	70.50
Oregon	379,693	1	0.95	379,693	7.000	305	659	77.30
Pennsylvania	1,998,112	5	5.01	399,622	6.885	291	719	67.70
Tennessee	512,420	1	1.28	512,420	6.875	319	691	79.00
Texas	2,022,489	6	5.07	337,081	7.124	311	732	78.70
Utah	793,508	2	1.99	396,754	7.164	313	796	73.20
Virginia	376,252	1	0.94	376,252	6.875	319	673	95.00
Washington	1,485,195	4	3.72	371,299	6.888	316	735	75.90
Total	$39,900,541	105	100.00%	$ 380,005	7.071%	307	725	72.40%

_________

(1)           As of the statistical calculation date, no more than approximately 2.41% of the statistical mortgage loans in loan group 6 were secured by mortgaged properties located in any one postal zip code area.

Purpose of Mortgage Loans

Loan Purpose	Aggregate Principal Balance Outstanding	Number of Statistical Mortgage Loans	Percent of Statistical mortgage loans in Loan Group 6	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Purchase	$16,392,193	46	41.08%	$ 356,352	7.140%	308	731	79.60%
Refinance (rate/term)	14,309,484	36	35.86	397,486	7.024	307	724	70.70
Refinance (cash-out)	9,198,864	23	23.05	399,951	7.022	307	715	62.20
Total	$39,900,541	105	100.00%	$ 380,005	7.071%	307	725	72.40%

Types of Mortgaged Properties

Property Type	Aggregate Principal Balance Outstanding	Number of Statistical Mortgage Loans	Percent of Statistical mortgage loans in Loan Group 6	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Single Family Residence	$26,630,077	67	66.74%	$ 397,464	7.020%	309	729	71.00%
Planned Unit Development	10,321,705	29	25.87	355,921	7.169	308	715	75.90
Condominium	2,822,043	7	7.07	403,149	7.197	293	721	72.50
Manufactured Housing	126,717	2	0.32	63,359	7.157	273	726	76.20
Total	$39,900,541	105	100.00%	$ 380,005	7.071%	307	725	72.40%

Occupancy Types(1)

Occupancy Type	Aggregate Principal Balance Outstanding	Number of Statistical Mortgage Loans	Percent of Statistical mortgage loans in Loan Group 6	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Primary Residence	$37,838,808	99	94.83%	$ 382,210	7.060%	308	723	72.50%
Secondary Residence	1,982,132	5	4.97	396,426	7.274	290	751	69.60
Investment Property	79,602	1	0.20	79,602	7.250	281	694	80.00
Total	$39,900,541	105	100.00%	$ 380,005	7.071%	307	725	72.40%

___________

(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Remaining Term to Maturity (Months)	Aggregate Principal Balance Outstanding	Number of Statistical Mortgage Loans	Percent of Statistical mortgage loans in Loan Group 6	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
322	$ 323,780	1	0.81%	$ 323,780	6.750%	322	783	80.00%
321	987,409	3	2.47	329,136	6.792	321	721	85.00
320	1,669,059	5	4.18	333,812	6.952	320	711	70.70
319	5,284,326	11	13.24	480,393	7.090	319	723	75.50
318	9,174,045	22	22.99	417,002	6.987	318	726	70.20
317	3,523,373	8	8.83	440,422	6.925	317	723	61.20
316	1,508,108	4	3.78	377,027	7.280	316	730	74.50
315	2,348,169	7	5.89	335,453	7.288	315	716	77.70
314	2,372,307	6	5.95	395,384	7.050	314	706	71.00
312	1,294,446	3	3.24	431,482	7.001	312	766	77.40
311	801,549	3	2.01	267,183	7.658	311	765	82.20
310	998,797	3	2.50	332,932	7.167	310	761	73.80
309	684,607	2	1.72	342,304	6.814	309	715	64.30
308	311,906	1	0.78	311,906	7.375	308	768	93.00
305	730,984	2	1.83	365,492	6.880	305	692	78.60
304	153,759	1	0.39	153,759	7.375	304	615	90.00
303	161,967	1	0.41	161,967	8.750	303	689	75.60
300	484,061	1	1.21	484,061	6.875	300	753	79.80
298	377,366	1	0.95	377,366	7.750	298	722	80.00
293	671,739	2	1.68	335,870	6.908	293	700	63.80
292	329,192	1	0.83	329,192	6.875	292	760	77.00
288	189,034	1	0.47	189,034	8.250	288	767	95.00
287	431,271	1	1.08	431,271	6.750	287	760	71.90
283	690,982	2	1.73	345,491	6.867	283	708	75.80
282	696,560	2	1.75	348,280	6.808	282	737	61.70
281	400,307	2	1.00	200,153	6.950	281	681	56.00
274	589,601	1	1.48	589,601	6.875	274	697	66.70
272	359,737	1	0.90	359,737	7.000	272	682	80.00
260	47,116	1	0.12	47,116	7.000	260	781	69.70
246	310,142	1	0.78	310,142	7.125	246	789	80.00
244	566,734	1	1.42	566,734	7.375	244	698	60.50
241	305,918	1	0.77	305,918	7.625	241	766	80.00
238	410,414	1	1.03	410,414	7.000	238	720	74.90
208	432,334	1	1.08	432,334	8.375	208	705	75.00
201	279,443	1	0.70	279,443	7.000	201	713	76.30
Total	$ 39,900,541	105	100.00%	$ 380,005	7.071%	307	725	72.40%

____________

(1)           As of the statistical calculation date, the weighted average remaining term to maturity of the statistical mortgage loans in loan group 6 was approximately 307 months.

Prepayment Penalty Months

Prepayment Penalty Months	Aggregate Principal Balance Outstanding	Number of Statistical Mortgage Loans	Percent of Statistical mortgage loans in Loan Group 6	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0	$ 25,978,856	71	65.11%	$ 365,899	7.112%	308	721	74.70%
60	13,921,686	34	34.89	409,461	6.996	305	731	68.20
Total	$ 39,900,541	105	100.00%	$ 380,005	7.071%	307	725	72.40%

The second sentence of the first paragraph under “The Mortgage Pool—Conveyance of Supplemental Mortgage Loans” shall be deleted in its entirety and replaced with the following:

As of the date of this prospectus supplement, the Supplemental Amount will not exceed approximately $150,823,611 and will be allocated among the loan groups so that the sum of the amount so allocated and the Closing Date Mortgage Loans in that loan group equals the applicable amount set forth above.

The permitted variance for the Mortgage Loans in Loan Group 6 under “The Mortgage Pool—Conveyance of Supplemental Mortgage Loans” shall be deleted in its entirety and replaced with the following:

Loan Group 6 Characteristics		Permitted Variance or Range
Average Stated Principal Balance	$380,005	5.00%
Weighted Average Mortgage Rate	7.071%	6.972% to 7.172%
Weighted Average Original Loan-to-Value Ratio	74.40%	72.12% to 72.72%
Weighted Average Remaining Term to Maturity	307	2 months
Weighted Average FICO Credit Score	725	5 points

The first sentence under “The Mortgage Pool—Underwriting Process–Countrywide Home Loans, Inc.—General” shall be deleted in its entirety and replaced with the following:

Approximately 59.14%, 32.97%, 9.89%, 55.44%, 100.00% and 98.87% of the statistical mortgage loans in loan group 1, loan group 3, loan group 4, loan group 5, loan group 6 and loan group 7, respectively, in each case by aggregate Stated Principal Balance of the statistical mortgage loans in such loan group as of the statistical calculation date were originated by Countrywide Home Loans, Inc. (“Countrywide Home Loans”) or acquired by Countrywide Home Loans from correspondent lenders using Countrywide Home Loans’ underwriting guidelines.

The sixth sentence in the third paragraph under “The Mortgage Pool—Underwriting Guidelines–Newly Originated Collateral—General” shall be deleted in its entirety and replaced with the following:

Approximately 15.06%, 0.85%, 3.44%, 9.28% and 0.72% of the mortgage loans in loan group 1, loan group 3, loan group 5, loan group 6 and loan group 7, respectively, by aggregate Stated Principal Balance of the mortgage loans in that loan group as of the statistical calculation date, have been underwritten pursuant to Countrywide Home Loans’ Preferred Processing Program.

The third sentence in the first paragraph under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses” shall be deleted in its entirety and replaced with the following:

As of the cut-off date, the weighted average Expense Fee Rate for the statistical mortgage loans in loan group 1, loan group 2, loan group 3, loan group 4, loan group 5, loan group 6 and loan group 7 will be a per annum rate equal to 0.214%, 0.211%, 0.230%, 0.224%, 0.217%, 0.213% and 0.209%, respectively.

The fifth sentence in the first paragraph under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses” shall be deleted in its entirety and replaced with the following:

As of the cut-off date, the weighted average Master Servicing Fee Rate for the Mortgage Loans in loan group 1, loan group 2, loan group 3, loan group 4, loan group 5, loan group 6 and loan group 7 is 0.203%, 0.202%, 0.203%, 0.215%, 0.208%, 0.200% and 0.200% per annum, respectively in each case by aggregate Stated Principal Balance of the Mortgage Loans in that loan group as of the cut-off date.

The structuring assumptions for Loan Group 6 under “Description of the Certificates—Structuring Assumptions” shall be deleted in its entirety and replaced with the following:

•	loan group 6 consists of three mortgage loans with the following characteristics:

Principal Balance	Net Mortgage Rate	Mortgage Rate	Original Term to Maturity (In Months)	Age (In Months)	Remaining Term to Maturity (In Months)
689,856.53	6.7910000000	7.0000000000	240	17	223
39,210,684.79	6.8592305006	7.0724758366	354	45	309
33,890.35	6.8580508360	7.0712227727	353	45	308

The third sentence under “Yield, Prepayment And Maturity Considerations—Prepayment Considerations and Risks” shall be deleted in its entirety and replaced with the following:

Except for 172 statistical mortgage loans in loan group 1, 18 statistical mortgage loans in loan group 2, 20 statistical mortgage loans in loan group 3, 6 statistical mortgage loans in loan group 4, 8 statistical mortgage loans in loan group 5 and 34 statistical mortgage loans in loan group 6, which have a prepayment charge if the related mortgagor prepays such mortgage loan during a period ranging from six months to five years after origination, the mortgage loans may be prepaid by the mortgagors at any time without a prepayment charge.

The Prepayment Scenarios for the Class 6-X Certificates under “Yield, Prepayment And Maturity Considerations—Sensitivity of the Class 1-X, Class 2-X, Class 3-X, Class 4-X, Class 5-X, Class 6-X and Class 7-X Certificates” shall be deleted and replaced with the following:

	Prepayment Scenarios
	Scenario I	Scenario II	Scenario III	Scenario IV	Scenario V
Class 6-X	35.5	11.2	(9.2)	(16.5)	(32.1)

The second sentence in the first paragraph under “Yield, Prepayment And Maturity Considerations—Sensitivity of the Class 1-X, Class 2-X, Class 3-X, Class 4-X, Class 5-X, Class 6-X and Class 7-X Certificates” shall be deleted in its entirety and replaced with the following:

On the basis of the structuring assumptions and prices below, the yields to maturity on the Class 1-X, Class 2-X, Class 3-X, Class 4-X and Class 5-X Certificates would be approximately 0% if prepayments of the Non-Discount mortgage loans in all of the related loan groups were to occur at a constant rate of approximately 150%, 150%, 204%, 113% and 104% of the PPC, respectively, and the yields to maturity on the Class 6-X and Class 7-X Certificates would each be approximately 0% if prepayments of the Non-Discount mortgage loans in all of the related loan groups were to occur at a constant rate of approximately 28% and 33% CPR, respectively.

The decrement tables for the Class 6-A-1 and Class M, Class B-1 and Class B-2 Certificates under “Yield, Prepayment And Maturity Considerations—Decrement Tables” shall be deleted in their entirety and replaced with the following decrement tables:

Percent of Initial Class Certificate Balances Outstanding*

	Class 6-A-1 Prepayment Scenarios
Distribution Date	I	II	III	IV	V
Initial	100	100	100	100	100
September 2006	99	78	62	57	47
September 2007	97	60	38	32	20
September 2008	95	46	23	17	7
September 2009	94	35	13	8	1
September 2010	92	27	6	3	0
September 2011	90	20	3	0	0
September 2012	87	15	1	0	0
September 2013	85	12	0	0	0
September 2014	83	9	0	0	0
September 2015	80	7	0	0	0
September 2016	77	5	0	0	0
September 2017	74	4	0	0	0
September 2018	70	3	0	0	0
September 2019	67	2	0	0	0
September 2020	63	2	0	0	0
September 2021	59	1	0	0	0
September 2022	54	1	0	0	0
September 2023	50	1	0	0	0
September 2024	44	1	0	0	0
September 2025	39	0	0	0	0
September 2026	33	0	0	0	0
September 2027	27	0	0	0	0
September 2028	21	0	0	0	0
September 2029	14	0	0	0	0
September 2030	6	0	0	0	0
September 2031	0	0	0	0	0
September 2032	0	0	0	0	0
September 2033	0	0	0	0	0
September 2034	0	0	0	0	0
September 2035	0	0	0	0	0
Weighted Average Life (in years)**	16.5	3.8	1.9	1.6	1.2
* Rounded to the nearest whole percentage.
** Determined as specified under “Weighted Average Lives of the Offered Certificates” herein.

Percent of Initial Class Certificate Balances Outstanding*

	Class M, Class B-1 and Class B-2 Prepayment Scenarios***
Distribution Date	I	II	III	IV	V
Initial	100	100	100	100	100
September 2006	99	99	99	99	99
September 2007	97	97	97	97	97
September 2008	95	95	95	95	95
September 2009	94	94	94	94	94
September 2010	92	92	92	92	92
September 2011	90	87	84	81	77
September 2012	88	82	75	69	54
September 2013	86	75	64	54	32
September 2014	83	67	52	40	18
September 2015	81	58	41	27	11
September 2016	77	50	31	18	6
September 2017	74	43	24	12	4
September 2018	71	37	18	8	2
September 2019	67	32	14	5	1
September 2020	64	27	11	4	1
September 2021	61	24	8	2	0
September 2022	58	20	6	2	0
September 2023	55	17	5	1	0
September 2024	52	14	3	1	0
September 2025	48	12	3	0	0
September 2026	44	10	2	0	0
September 2027	40	8	1	0	0
September 2028	36	7	1	0	0
September 2029	31	5	1	0	0
September 2030	26	4	0	0	0
September 2031	21	3	0	0	0
September 2032	16	2	0	0	0
September 2033	11	1	0	0	0
September 2034	5	0	0	0	0
September 2035	0	0	0	0	0
Weighted Average Life (in years)**	18.2	12.1	9.7	8.5	7.3

*Rounded to the nearest whole percentage.
**Determined as specified under “Weighted Average Lives of the Offered Certificates” herein.

***With respect to this table only, it was assumed that all of the loan groups, including the Group 6 and Group 7 Loans, prepay at the percentages of PPC set forth in the table labeled “Prepayment Scenarios” for each scenario shown.

The sixth sentence under “Yield, Prepayment And Maturity Considerations—Last Scheduled Distribution Date” shall be deleted in its entirety and replaced with the following:

The Last Scheduled Distribution Date for the group 6 senior certificates is the Distribution Date in September 1, 2032, which is the Distribution Date occurring in the month following the month in which the latest stated maturity for any group 6 mortgage loan occurs.

Alternative Loan Trust 2005-J11

Issuer

CWALT, INC.

Depositor

[LOGO]Countrywide®

HOME LOANS

Seller

Countrywide Home Loans Servicing LP

Master Servicer

$596,668,088

(Approximate)

Mortgage Pass-Through Certificates, Series 2005-J11

_______________

Prospectus Supplement

_______________

Countrywide Securities Corporation

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the Series 2005-J11 Mortgage Pass-Through Certificates in any state where the offer is not permitted.

Dealers will deliver a prospectus supplement and prospectus when acting as underwriters of the Series 2005-J11 Mortgage Pass-Through Certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Series 2005-J11 Mortgage Pass-Through Certificates will be required to deliver a prospectus supplement and prospectus for 90 days after the date of this prospectus supplement.

November 18, 2005